Exhibit 10.20
                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT ("Agreement") is made and entered into as of the 15th day of June, 2001, by and between NCRIC MSO, Inc. ("Employer") and William A. Hunter, Jr. ("Employee").

                                    Recitals:

     A. Employer desires to retain Employee as its Employee-Advisor on the terms and conditions hereinafter set forth; and

     B. Employee desires to continue such employment, on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth herein, the parties hereto agree as follows:

     1. Employment. Employer hereby agrees to continue to employ Employee for a term ending on June 30, 2003, as Employee-Advisor under the conditions hereinafter specified. Employee accepts his employment under the conditions hereinafter specified and agrees to devote his best efforts, energies and abilities to the service of Employer and its affiliates on a full-time basis. As of June 30, 2003, the Agreement shall expire and be of no further force and effort.

     2. Duties.

     (a) Employee shall serve as Employee-Advisor of Employer and in such other commensurate capacities of Employer, and/or any one or more affiliates of Employer (collectively, the "Affiliated Companies"), and as he may from time to time be assigned by Employer. Employee shall perform all of his duties diligently and faithfully. Without limiting the generality of the foregoing, Employee shall use his best efforts to maintain in good standing the Employer's accounts and customer relationships, and shall diligently work to effect an orderly transition of accounts and customer relationships on a timely basis under the direction and supervision of the president of Employer. It is understood and agreed that Employee shall not receive compensation beyond that specified herein for services provided to the Affiliated Companies.

     (b) Employee shall at all times devote his entire working time, attention, energies, efforts and skills to the business of Employer and its Affiliated Companies, and shall not, directly or indirectly, engage in any other business activity, whether or not for profit, gain or other pecuniary advantages, without the express written permission of Employer. Notwithstanding the foregoing, Employee may serve on the board of directors


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of any non-competing company and receive compensation therefore provided he obtains the advance written approval of Employer, which shall not be unreasonably withheld, and provided that any such service does not adversely affect his performance of his duties for Employer (it being understood that membership in social, religious, charitable or similar organizations does not require Board approval pursuant to this Section 2(b)). Employee will not be required to account to Employer for any compensation he may receive for such approved service on the board of directors of a non-competing company, and such compensation shall not diminish in any way the compensation or benefits to which he is entitled under this Agreement.

     3. Compensation. Employer shall pay Employee compensation pursuant to Schedule A of this Agreement.

     4. Benefits.

     a. Retirement and/or Pension Plan(s). Employee shall be entitled to participate in any retirement and/or pension plan(s) offered to Employer's key management employees as a group in accordance with the terms of such plan(s), as they may be modified at Employer's discretion from time to time. The Employee understands and agrees that the Employer's contribution to any retirement and/or pension plans, including the NCRIC, Inc. 401(k) plan, shall be based solely upon the Employee's base compensation or salary.

     b. Health and Medical Insurance. Employee shall be entitled to participate in any health and medical insurance plan(s) offered to Employer's key management employees as a group in accordance with the terms of such plan(s), as they may be modified in their application to all employees at Employer's discretion from time to time.

     c. Paid Sick Leave. Employee shall accrue one (1) day of paid sick leave per month, up to a maximum of twelve (12) days of paid sick leave at any given time. Accrued, but unused, paid sick leave may be carried over from one year to the next in accordance with the policy in effect for Employer's employees in general. All accrued, but unused, paid sick leave shall be forfeited upon termination of employment.

     d. Paid Vacation. Employee shall accrue four weeks of paid vacation during each calendar year; however, in no event shall Employee use more than three weeks at any one time. Accrued, but unused, paid vacation may be carried over from one year to the next in accordance with the policy in effect for Employer's employees in general. All accrued, but unused, paid vacation is forfeited upon termination of employment by either party; provided, however, that if Employee provides advance notice of his intent to terminate his employment in accordance with paragraph 7 of this


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Agreement, Employer shall pay him for all of his accrued, but unused, paid vacation, less standard withholdings and deductions.

     e. Life Insurance. Employee shall be entitled to participate in any term life insurance plan(s) offered to Employer's key management employees as a group in accordance with the terms of such plan(s), as they may be modified at Employer's discretion from time to time, provided that Employee is insurable at standard rates. Employee shall be entitled to designate the beneficiary or beneficiaries of such policy in his sole discretion. In the event that Employee is not insurable at standard rates, and desires to be insured, Employee shall be responsible for payment of any premiums or amounts charged in excess of the standard rates for such insurance.

     f. Disability Insurance. Employee shall be entitled to participate in any disability income insurance policy (both long and short term) offered to Employer's key management employees as a group in accordance with the terms of such policies(s), as they may be modified at Employer's discretion from time to time. Employer's disability income insurance policy provides for payments to covered employees commencing after an "elimination period" of fifteen (15) days. If, and when, Employee should begin to receive monthly disability payments under the terms of Employer's disability income insurance policy then in force Employer agrees to supplement said monthly disability payments by paying to Employee the difference between such sums paid by the disability insurer and Employee's salary as determined under the disability policy for a maximum period ending on June 30, 2003. Following expiration of said period ending on June 30, 2003, the coverage and provisions of Employer's disability income insurance policy shall constitute the entire wage continuation plan provided in this Agreement and, except for the payment of the premiums on such policy, Employer shall have no further liability to Employee for wage continuation. It is further understood that Employee's employment with Employer shall be terminated following three (3) consecutive months of disability (being unable to carry out the normal functions and requirements of his position with employer) regardless of how and when the aforementioned disability income payments from Employer's disability income insurance policy may be paid or due to Employee.

     5. Expenses.

     a. Business Expenses. Employer shall reimburse Employee for ordinary, necessary and reasonable business expenses incurred by him in the discharge of his duties hereunder, including but not limited to travel, lodging and entertainment expenses, provided Employee furnishes appropriate documentation for such expenses and that said expenses are in accordance with the company's then prevailing policies and procedures regarding said expenditures.


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     b. Continuing Education Expenses. After January 1, 2002, Employer shall pay the ordinary and necessary costs associated with continuing education classes or continuing education programs Executive participates in which are related to the company's business interests, provided Executive furnishes appropriate documentation to Employer for such costs and gives the Chief Executive Officer of Employer reasonable notice of any expenditures for continuing education. All such expenses in excess of One Thousand Dollars ($1,000) must be approved by the Chief Executive Officer in advance.

     c. Effect of Termination of Employment. All payment or reimbursement of expenses authorized by Section 5 hereof shall cease upon Employee's termination of employment regardless of cause for said termination, provided that any expenses incurred by Employee prior to termination shall be reimbursed.

     6. Termination of Employment by Employer.

     a. Termination for Cause. The employment of Employee under this Agreement, may be terminated for "cause" by Employer at any time by action of the Board upon the occurrence of any one or more of the following events:

     (i) Employee's fraud, dishonesty, gross negligence or willful misconduct in the performance of his duties hereunder, including willful failure to perform such duties as may properly be assigned him hereunder; or

     (ii) Employee's material breach of any provision of this Agreement,

     and Employee shall be notified in writing of such termination, which notification shall specify the grounds cited by the Board for such termination for cause. Any termination by reason of the foregoing shall not be in limitation of any right or remedy which Employer may have under this Agreement or otherwise. Upon termination for "cause", Employer shall have no further obligations to Employee under this Agreement.

     Should Employee dispute whether "cause" existed for his termination, he shall notify Employer of his dispute in writing within fourteen days of the receipt of the notice of termination, and the parties shall promptly proceed to arbitration in accordance with paragraph 16 of this Agreement. Employer shall continue to pay the Employee his Base Salary, and other compensation and benefits in effect immediately prior to the termination. If it is determined that termination was for cause, Employee shall return all cash amounts to Employer promptly following the date of resolution by arbitration, with interest commencing as of the date of the resolution of the dispute by arbitration (at the prime rate as published in the Wall Street Journal from time to time). Any cash amounts


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

paid to Employee pending the resolution of the dispute by arbitration shall offset any amounts due Employee under paragraph (b) below.

     b. Termination Without Cause.

     (i) Employer may terminate Employee's employment without cause and at any time. Employee shall be notified in writing of such termination on or prior to the effective date of such termination.

     (ii) If Employee's employment is terminated without cause, and Employee waives all claims against Employer and the Affiliated Companies relating to or arising out of his employment or the termination of his employment by executing a general release of such claims in a form satisfactory to the Employer, Employee shall receive, as severance pay, an amount equal to the greater of three months of salary (calculated by taking the average monthly salary for the preceding twelve months and multiplying by three), including any holdback, or the amount of salary due pursuant to component 1 of Schedule A in calendar year 2002 for the remaining term of this Agreement through December 31, 2002 (assuming the percent of time Employee would have worked for the remaining term of the Agreement is the same as he worked during the month prior to his termination). Such amount shall represent agreed-upon liquidated damages for any loss, cost, expense or damages suffered as a result of such termination, as well as consideration for Employee's execution of a General Release of all claims against Employer and the Affiliated Companies. Employer shall pay such amount to Employee in a lump sum on the effective date of termination.

     7. Termination of Employment By Employee.

     Employee may voluntarily terminate his employment with Employer provided that he gives Employer sixty (60) days prior notice of such termination or pays Employer liquidated damages equal to the amount of two months of salary (calculated by taking the average monthly salary for the preceding twelve months and multiplying by two). It is agreed that such liquidated damages are to compensate Employer for injury by reason of Employee's termination of his employment and not as a penalty, it being impossible to ascertain or estimate the entire or exact cost, damages or injury that Employer may sustain by reason of such termination. Employee shall have the right to terminate his employment hereunder without paying Employer liquidated damages and without in any way affecting his right to compensation or reimbursement (including, but not limited to, the right to receive severance payments set forth in this Agreement), or any other right under this Agreement, if Employer commits a material breach of the terms and conditions of this Agreement and such breach is not cured within thirty (30) days of Employer


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receiving written notice of such breach from Employee. Such termination shall be deemed a termination without cause under Section 6 of this Agreement.

     8. Protection of Employer

     a. Confidential Information. Employee shall not at any time during or after his employment with Employer or the Affiliated Companies directly or indirectly disclose, discuss, divulge, copy or otherwise suffer confidential information of Employer or the Affiliated Companies to be used, except as required by the performance of his duties hereunder. For the purposes of this Agreement, "confidential information" shall mean all information disclosed to Employee by Employer or the Affiliated Companies, or known by him as a consequence of or through his employment with Employer or the Affiliated Companies where such information is not generally known in the trade or industry, and where such information refers or relates in any manner whatsoever to the business activities, processes, services or products of Employer or the Affiliated Companies. Such information includes, but is not limited to, business and development plans (whether contemplated, initiated or completed), development sites, business contacts, customer lists, actuarial tables, loss data, marketing information, policy forms, contracts, research of any kind, methods of operation, results of analysis, business forecasts, financial data, costs, revenues, and similar information. Upon termination of this Agreement, Employee shall immediately return to Employer all of its property, and all copies thereof, including without limitation all confidential information which has been reduced to tangible form (including electronic form), in his possession, custody or control.

     b. Covenant Not to Compete. In consideration for this Agreement and the Termination Agreement and Release dated June 15, 2001 by and among Employer, Employee and certain other persons, Employee agrees that he shall not, during his employment and for a period of two (2) years after the date on which either Employee gives notice of his intention to terminate his employment or Employer gives notice to employee, to terminate his employment, directly or indirectly, either as an officer, director, employee, agent, adviser, consultant, principal, stockholder, partner, owner or in any other capacity, on his own behalf or otherwise, in any way (i) engage in, represent, be connected with, or have a financial interest in, any other insurance company or management services organization in the healthcare field, or any corporation, firm, association or other business entity which is, or to the best of Employee's knowledge, is about to become, engaged in the same or similar business as Employer or which otherwise competes with or is about to compete with Employer in the District of Columbia or any states where Employer may operate or are licensed to operate,
(ii) solicit or otherwise attempt to establish, for himself or any other person or entity, any business relationship with any person or entity which was a customer of Employer or an affiliate of Employer at any time during the two years preceding such notice or (iii) solicit for employment or employ


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

any person who was an employee of Employer or an affiliate of Employer in the year preceding such notice. Employee's ownership of not more than one percent (1%) of the stock of any publicly traded corporation shall not be deemed a violation of this covenant. Employee agrees that the restrictions imposed upon him by the provisions of this paragraph 8 are fair and reasonably required for the protection of Employer and the Affiliated Companies. Notwithstanding the foregoing, while the restrictions in this Section 8.b continue, Employee may be employed as an administrator of a medical practice (i) by only one person or entity that is not a client of Employer or (ii) by only one client of Employer, with the consent of Employer, which consent shall not be unreasonably withheld or delayed.

     c. Remedies and Acknowledgment of Reasonableness. Employee acknowledges that compliance with this paragraph is necessary for the protection of the goodwill and other proprietary interests of Employer, and that, after carefully considering the extent of the restrictions upon him and the rights and remedies conferred upon Employer under this paragraph 8, the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to Employer, do not stifle the inherent skill and experience of Employee, would not operate as a bar to Employee's sole means of support, are fully required to protect the legitimate interests of Employer, and do not confer a benefit upon Employer disproportionate to the detriment to Employee.

     Employee further acknowledges and agrees that in the event of a breach of this paragraph 8, Employer would not have an adequate remedy at law because the damages flowing from such breach would not be readily susceptible of measurement in monetary terms and that Employer shall be entitled to injunctive relief and may obtain a temporary order restraining any threatened breach or future breach in addition to any other remedies which may be available at law or equity. Nothing in this paragraph 8 shall be deemed to limit Employer's remedies at law or in equity for breach of this or any other paragraph of this Agreement.

     9. Death or Incapacitation. In the event that Employee dies or, due to a physical or mental impairment as evidenced by the written opinion of a physician duly licensed in Virginia, becomes unable to perform the essential functions of his position with or without reasonable accommodation, this Agreement shall be deemed terminated and Employee or his estate, as the case may be, shall be entitled to no further salary, compensation or benefits hereunder, except (i) any unpaid salary, incentive payments and vacation accrued and earned by Employee up to and including the date of such termination, and (ii) any disability, life insurance or other benefits to which Employee or his estate may be entitled on the date of such termination in accordance with the terms and conditions of any applicable benefit plan(s) as set forth in official plan documents.


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


     10. Assignment. This Agreement is a personal service agreement and neither party shall have the right to assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

     11. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed properly given if delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested. If mailed to Employer, such notices shall be sent to its principal place of business, attention: Chief Executive Officer, or at such other address as Employer may hereafter designate in writing to Employee. If mailed to Employee, such notices shall be addressed to him at his home address last known on the records of Employer, or at such other address as Employee may hereafter designate in writing to Employer.

     12. Successors Bound. This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, personal representatives, estates and permitted successors and assigns.

     13. Waiver. No provision hereof may be waived, except by a written instrument signed by the party against whom such waiver is sought to be enforced. The failure or waiver of either party hereto at any time, or from time to time, to require performance by the other party of such other party's obligation hereunder, shall not deprive that party of the right to insist upon strict adherence to such obligation at any subsequent time. Each party hereto agrees that any waiver of its rights arising out of any breach of this Agreement by the other party shall not be construed as a waiver of any subsequent breach.

     14. Amendment. No provision hereof may be altered or amended, except by a written instrument signed by the party against whom such alteration or amendment is to be enforced.

     15. Governing Law. The parties agree that this Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the District of Columbia, without regard to the principles of conflict of laws thereof.

     16. Arbitration. Whenever a "dispute" arises between the parties concerning this Agreement (other than a dispute arising under paragraph 8 hereof) or their employment relationship, including without limitation the termination thereof, the parties shall use their best efforts to resolve the "dispute" by mutual agreement. If such a "dispute" cannot be so resolved, it shall be submitted to final and binding arbitration to the exclusion of all other avenues of relief. For the purposes of this paragraph, the term "dispute" means all controversies or claims relating to terms, conditions or privileges of


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

employment, including without limitation claims for breach of contract, discrimination, harassment, wrongful discharge, misrepresentation, defamation, emotional distress or any other personal injury, but excluding claims for unemployment compensation or worker's compensation. The dispute shall be submitted to the Washington, D.C. office of the American Arbitration Association ("AAA") and adjudicated in accordance with AAA's Rules for Commercial Arbitration then in effect. The decision of the Arbitrator must be in writing and shall be final and binding on the parties, and judgment may be entered on the arbitrator's award in any court having jurisdiction thereof. The expenses of the arbitration shall be borne equally by the parties, and each party shall be responsible for his or its own costs and attorneys' fees; provided, that the Employee shall not be responsible for the cost of arbitration if he is successful in whole or part in arbitration. The Arbitrator shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this paragraph shall be construed so as to deny Employer the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by Employee of any of the provisions contained in paragraph 8 of this Agreement. This paragraph shall survive the termination of this Agreement.

     17. Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid or unenforceable by a court of competent jurisdiction or an arbitrator, such provision shall be deleted from this Agreement and the Agreement shall be construed to give full effect to the remaining provisions thereof.

     18. Headings and Captions. The paragraph headings and captions contained in this Agreement are for convenience only and shall not be construed to define, limit or affect the scope or meaning of the provisions hereof.

     19. Entire Agreement. (a) This Agreement contains and represents the entire agreement between the parties and supersedes all prior agreements, representations or understandings, oral or written, express or implied with respect to the subject matter hereof, including the Employment Agreement dated as of January 4, 1999 by and between Employer and Employee, which the parties acknowledge has been terminated and has no further legal force and effect.

     (b) This Agreement may not be modified or amended in any way unless in writing signed by both Employee and the Chief Executive Officer of Employer. No representation, promise or inducement has been made by either party hereto that is not embodied in this Agreement, and neither party shall be bound or liable for any alleged representation, promise or inducement not specifically set forth herein.


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


     IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the date and year first written above.


                NCRIC MSO, Inc.

                By: /s/ Stephen S. Fargis
                --------------------------
                Stephen S. Fargis
                President


                Employee

                /s/ William A. Hunter, Jr.
                --------------------------
                William A. Hunter, Jr.





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                                   Schedule A

Compensation

The purpose of the Incentive Compensation is to motivate individual and company performance and to hold the Employee accountable for performance within his control while encouraging a cooperative approach.

Calendar year 2001

For the calendar year 2001, the Employee will earn $150,000 in Compensation if NCRIC MSO achieves targeted revenue. This compensation is inclusive of all benefits, professional dues and educational expenses.

The targeted revenue for NCRIC MSO in 2001 is $5.664 million. For every three dollars and sixty-five cents ($3.65) in excess of targeted revenue, a dollar ($1.00) will be included in an incentive pool up to a maximum of $100,000. In addition to his regular compensation ($150,000), the Employee is eligible for one third of the incentive pool. This incentive pool will be paid as soon as feasible after year-end reconciliation but no later than March 31, 2002.

If targeted revenue is below $5.664 million, the Employee's compensation will be reduced. For revenues between $5.564 million and $5.664 million, the overall compensation pool will decrease twenty-seven cents ($0.27) for every dollar ($1.00) below the revenue target. For revenues less than $5.564 million, the overall compensation pool will decrease one dollar ($1.00) for every dollar ($1.00) below $5.564 million. The overall compensation pool can decrease to a maximum of $100,000. The Employee's loss in compensation is one third of the decrease in the incentive pool up to a maximum of $33,333.33.

For the remainder of the calendar year after this agreement goes into effect, the Employee's monthly compensation will be determined as annual compensation of $150,000, less any compensation received year to date (including professional dues, benefits and educational expenses), less 50% of the potential decrease in compensation if targeted revenue is not achieved ($16,666.67), divided by the remaining number of months in the calendar year. The held back portion of compensation will be paid as soon as feasible after year-end reconciliation and no later than March 31, 2002. By signing this agreement the Employee agrees to reimburse NCRIC MSO for any overpayment of compensation in the event the held back portion of compensation is not sufficient. Repayment for over compensation must be paid in full as soon as the overpayment is realized (at year-end reconciliation). The Employee must have been employed through


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

2001 to be eligible for the held back portion of compensation (with the exception of termination under paragraph 9 of the employment agreement).

Beginning January 2002

Compensation Features

There are three features of the Compensation program: base salary, production and profitability.

1) Base Salary. For all duties and responsibilities associated with his position, the Employee shall earn an annual base salary of $150,000. Base salary is paid monthly.

2) Production. A primary component of Compensation is based on production. The Employee will earn Incentive Compensation quarterly for clients directly billed by the Employee for work performed and billed for that quarter. Net billings that exceed the minimum requirement for eligibility, 150% of annual base and less than or equal to 300% of annual base, the Employee earns $.30 for every dollar in net billings. For net billings in excess of 300% of Base Salary, the Employee will receive $.50 for every dollar of net billings. In the event the Employee fails to achieve the minimum revenue requirements, this component of the incentive plan is not paid.

     Net billing is defined as 67% of total billings directly billed by the Employee. Eligible billings for compensation are billings for work performed and billed during the quarter less any billings that are more than 60 days past due. Past due billings that are deducted will be added back into the calculation of net billings in the quarter in which they are collected. Compensation paid in previous quarters based on billings that remain uncollected after 60 days will be deducted from the current quarter's eligible billings. Compensation pay out will occur 30 days after the end of the quarter.

     Beginning January 1, 2002, the quarterly production compensation will be calculated by taking the billings for work performed and directly billed by the Employee (gross billings) less 33% to determine net billings. Gross billings will be adjusted down for any billings in the current quarter that are more than 60 days past due. Gross billings will be increased by billings that were excluded from a previous quarter's gross billings for being more than 60 days past due but have been collected in the current quarter. Gross billings will be reduced by billings that were included in the previous quarter's net billing calculation but are currently more than 60 days past due. Net billings in excess of 150% of the Employee's quarterly base salary or $56,250 and equal to or less than 300% of the Employee's quarterly base salary or $112,500 will be multiplied by .30 to determine the first portion of the Employee's production compensation. Any net billings in excess of 300% of the Employee's quarterly base salary or $112,500 will be multiplied by .50 to determine the second portion of the



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

     Employee's production compensation. Total production compensation is the sum of the two portions.

     The Employee must be employed at the time of payout to be eligible for the production compensation (with the exception of termination due to disability under paragraph 4 of the employment agreement in which case payout will be pro-rated for the portion of the period actively employed).


3) Profitability of the Company is a shared responsibility of all employees. The Employee should make every effort to ensure the profitability of the Company and develop new business. The Employee is eligible to participate in the 2002 annual corporate incentive plan. If NCRIC MSO achieves its targets, an incentive plan is distributed to eligible employees based on a percent of the employee's base salary determined at the Company's discretion. For purposes of this component, the Employee's base salary for calculation purposes is the compensation received under component 1. The President of NCRIC MSO will establish targets for NCRIC MSO by January 1, 2002.

     The Employee must be employed at the time of payout to be eligible for the corporate incentive plan (with the exception of termination due to disability under paragraph 4 of the employment agreement in which case payout will be pro-rated for the portion of the period actively employed).

     If NCRIC MSO targets are met and the Employee is eligible, this portion of compensation will be paid by year-end reconciliation but no later than March 31, 2003.

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